EXHIBIT 99.1
                       PRESS RELEASE OF CAPE BANCORP, INC.


Cape Bancorp, Inc. Recording Provision for Loan Losses and Valuation Allowance for Deferred Tax Assets

Cape May Court House, New Jersey, October 2, 2009 - Cape Bancorp, Inc. ("Cape Bancorp" or the "Company") (NASDAQ: "CBNJ") announced today that it will record a provision for loan losses of approximately $9.8 million for the quarter ended September 30, 2009. The provision is primarily the result of charge offs of $8.1 million on several loans and an increase in the specific reserves on other loans in the portfolio in the amount of $1.7 million. A significant portion ($6.6 million) of the charge-offs for the quarter stem from two credit relationships. The first of these is a $9.8 million commercial relationship for which the Company is taking a $5.3 million charge, and the second relationship is a $2.1 million loan for which the Company is taking a $1.3 million charge prompted by the collapse of a state funded purchase of the real estate project. Each of these loans had been considered performing credits at June 30, 2009.

The $9.8 million pre-tax charge noted above reduces management's estimates of future taxable income and, when considered with the significant uncertainty in the market and the Company's recent operating losses, reduces the amount of deferred tax assets more likely than not to be considered realizable.
Accordingly, the Company expects to record a valuation allowance of approximately $12.0 million of the total amount of the deferred tax asset at September 30, 2009 and to not recognize a tax benefit for any losses generated in the third quarter. Giving effect to the expected $12.0 million valuation allowance, the Company's deferred tax asset is expected to be reduced to approximately $5.4 million at September 30, 2009 from $17.4 million at June 30, 2009. The amount of the deferred tax asset and the valuation allowance will be further reviewed by management for the quarter ended September 30, 2009 and will be affected by the provision noted above as well as other third quarter activity.

The Company is currently conducting a review of the status of its collateralized debt obligation (CDO) portfolio to determine whether to recognize additional other-than-temporary impairment on any of these securities. Finally, the Company is conducting an impairment test on its remaining goodwill ($22.6 million) at this time. The Company is unable to predict if either of these reviews will prompt further charges in the quarter.

As a result of the items noted above, the Company expects to record a loss for the September 30 quarter and year to date periods ended September 30, 2009. This loss is not expected to impact Cape Bank's well capitalized status for regulatory purposes.

For further information contact Michael D. Devlin, Chief Executive Officer, or Guy Hackney, Chief Financial Officer, of Cape Bancorp at (609) 465-5600.

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Forward-Looking Statements
--------------------------

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.